Exhibit 99.1

SolarWinds Announces First Quarter 2011 Results

AUSTIN, Texas – May 4, 2011 – SolarWinds® (NYSE: SWI), a leading provider of powerful and affordable IT management software, today reported results for its first quarter ended March 31, 2011.

•	Record quarterly total revenue of $43.0 million, representing 25% year-over-year growth.

•	GAAP operating income of $17.1 million and non-GAAP operating income of $22.1 million, or a non-GAAP operating margin of 51%.

•	GAAP diluted earnings per share of $0.16 and non-GAAP diluted earnings per share of $0.21.

•	Free cash flow of $21.8 million, representing 14% year-over-year growth.

Financial Results

SolarWinds reported record total revenue for the first quarter of 2011 of $43.0 million, a 25% increase over total revenue in the first quarter of 2010. License revenue was $20.4 million in the first quarter of 2011, representing a 16% increase over license revenue in the first quarter of 2010. Maintenance revenue was a record $22.6 million in the first quarter of 2011, representing a 35% increase over maintenance revenue in the first quarter of 2010.

On a GAAP basis, diluted earnings per share were $0.16 in the first quarter of 2011 compared to $0.12 in the first quarter of 2010. Non-GAAP diluted earnings per share were $0.21 in the first quarter of 2011 compared to $0.16 in the first quarter of 2010.

Net cash provided by operating activities was $18.9 million in the first quarter of 2011 compared to $15.9 million for the first quarter of 2010, representing a year-over-year increase of 18%. Free cash flow was $21.8 million in the first quarter of 2011 compared to $19.2 million for the first quarter of 2010, representing a year-over-year increase of 14%.

Cash and cash equivalents at the end of the first quarter of 2011 were $143.3 million, an increase of $1.3 million from the end of the fourth quarter of 2010 despite cash payments during the first quarter of $23.0 million for the acquisition of Hyper9 and $4.0 million for the earnout payment associated with the acquisition of Tek-Tools in 2010.

The financial results included in this press release are preliminary and pending final review by the company and its external auditors. Financial results will not be final until SolarWinds files its quarterly report on Form 10-Q for the period. Information about SolarWinds’ use of these non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Recent Business Highlights

“We believe that 2011 is off to a solid start — the company generated another quarter of record revenue and made good progress on one of our key objectives for the year: extending our product portfolio beyond our traditional network management focus,” said Kevin Thompson, SolarWinds’ President and CEO.

“During the first quarter, we acquired Hyper9, a provider of virtualization management software and released a number of new products, including SolarWinds Application Performance Monitor. We’re very encouraged by the traction these products have gained so far. Throughout the remainder of the year, we plan to build on this positive momentum, expanding our product portfolio to serve a wider audience of IT professionals across a growing global footprint.”

SolarWinds’ business highlights during the first quarter of 2011 include:

•

In the first ten weeks following the acquisition, SolarWinds increased the number of Hyper9 customers by nearly 250%, showing the advantage of our high volume inside sales model. Hyper9 adds optimization, capacity planning, configuration, and chargeback reporting for virtualized server environments to SolarWinds’ portfolio.

•

SolarWinds released Application Performance Monitor (APM), a comprehensive application and systems management solution that provides visibility into the performance of critical IT services, the underlying application components, the operating system, and the Windows, Unix and Linux server resources on which they run.

•

SolarWinds released Orion IP Address Manager (IPAM) as a standalone solution. Orion IPAM delivers powerful and affordable IP address management to companies of all sizes and IT budgets looking to more effectively manage IP address usage across their organization and prepare for an IPv6 migration.

•

SolarWinds introduced SNMP Enabler for Windows, a free tool for system administrators to install, configure, and enable SNMP on remote Windows servers and workstations. SolarWinds also introduced Switch Port Mapper, an affordable tool for discovering the devices connected to each port on a switch or hub.

“Our results for the first quarter underscore the strength of our financial model,” added Mike Berry, SolarWinds’ Chief Financial Officer. “We generated higher than expected margins and cash flow and even grew our cash balance despite the acquisition of Hyper9 during the quarter. As we look ahead, we are encouraged by our continued ability to invest meaningfully for growth while delivering robust profitability and cash flow.”

Financial Outlook

As of May 4, 2011, SolarWinds is providing its financial outlook for its second quarter and full year of 2011. The financial information below represents forward-looking non-GAAP financial information, including an estimate of non-GAAP operating income, and non-GAAP diluted earnings per share, for the second quarter of 2011 and for the full year 2011. These non-GAAP financial measures exclude, among other items mentioned below, stock-based compensation expense and related employer-paid payroll taxes. SolarWinds cannot reasonably estimate the expected stock-based compensation expense and related employer-paid payroll taxes for these future periods as the amounts depend upon such factors as the future price of SolarWinds’ stock for purposes of computation. In addition, costs related to non-recurring items and acquisitions are not something that SolarWinds can estimate because they are a function of what non-recurring items and acquisitions, if any, occur and the kind of costs incurred in connection with any such non-recurring items or acquisitions.

Financial Outlook for the Second Quarter of 2011

SolarWinds management currently expects to achieve the following results for the second quarter of 2011:

•	Total revenue in the range of $43.2–$44.7 million.

•	Non-GAAP operating income representing 47%–48% of revenue.

•	Non-GAAP diluted earnings per share of $0.19–$0.20.

•	Weighted average shares outstanding of approximately 75.0 million.

Financial Outlook for Full Year 2011

SolarWinds management currently expects to achieve the following results for the full year 2011:

•	Total revenue in the range of $185.5–$191.5 million.

•	Non-GAAP operating income representing approximately 49% of revenue.

•	Non-GAAP diluted earnings per share of $0.83–$0.89.

•	Weighted average shares outstanding of approximately 76.0 million.

Conference Call and Webcast

In conjunction with this announcement, SolarWinds will host a conference call today to discuss its financial results and other business at 4:00pm CDT (5:00pm EDT/2:00pm PDT). A live webcast of the event, including any supplemental information, will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A live dial-in will be available domestically at 888-352-6803 and internationally at +1-719-785-9448. To access the live call, please dial in 5-10 minutes before the scheduled start time. A replay of the webcast will be available on a temporary basis shortly after the event on the SolarWinds Investor Relations website.

Forward-Looking Statements

This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including SolarWinds’ financial outlook, its belief in its ability to extend its product portfolio to serve a wider audience of IT professionals across a growing global footprint and its belief in its continued ability to invest meaningfully for growth while delivering robust profitability and cash flow. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “intends” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (b) the presence or absence of occasional large customer orders, including in particular those placed by the U.S. federal government; (c) the inability to increase sales to existing customers and to attract new customers; (d) SolarWinds’ failure to integrate acquired businesses and any future acquisitions successfully; (e) the timing and success of new product introductions by SolarWinds or its competitors; (f) changes in SolarWinds’ pricing policies or those of its competitors; (g) potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and (h) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the Form 10-Q that SolarWinds anticipates filing on or before May 10, 2011. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain certain non-GAAP financial measures. The tables below set forth a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure. SolarWinds believes that each of these non-GAAP financial measures provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its core business operations. SolarWinds’ management and Board of Directors use certain of these non-GAAP measures to assess operational performance and to determine employee incentive compensation. Accordingly, these measures may provide helpful insight to investors on the motivation and decision-making of management in operating the business. SolarWinds considers free cash flow also to be a liquidity measure that provides important information regarding the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds also believes that these non-GAAP financial measures are used by investors and security analysts to (a) compare and evaluate its performance from period to period and (b) compare its performance to those of its competitors. These non-GAAP measures exclude certain items that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly-titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income. In addition, free cash flow does not represent the total increase or decrease in the cash balance for the period.

As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for the most comparable GAAP measures. SolarWinds’ management and Board of Directors compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are set forth in the tables below.

About SolarWinds

SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide – from Fortune 500 enterprises to small businesses. We work to put our users first and remove the obstacles that have become “status quo” in traditional enterprise software. SolarWinds products are downloadable, easy to use and maintain, and provide the power, scale, and flexibility needed to address users’ management priorities. Our online user community, thwack, is a gathering-place where tens of thousands of IT pros solve problems, share technology, and participate in product development for all of SolarWinds’ products. Learn more today at http://www.solarwinds.com.

SolarWinds, SolarWinds.com and Orion are registered trademarks of SolarWinds. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.

CONTACTS:

Investors:	Media:
Dave Hafner	Tiffany Nels
Phone: 512.682.9867	Phone: 512.682.9545
ir@solarwinds.com	pr@solarwinds.com

SolarWinds, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share information)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$143,317	$142,003
Accounts receivable, net of allowances of $196 and $201 as of March 31, 2011 and December 31, 2010, respectively	20,830	20,255
Income tax receivable	9,068	10,350
Deferred taxes	318	261
Other current assets	1,996	3,210

Total current assets	175,529	176,079
Property and equipment, net	6,833	6,702
Deferred taxes	7,805	4,099
Goodwill	55,399	40,424
Intangible assets and other, net	28,415	20,173

Total assets	$273,981	$247,477

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,893	$2,150
Accrued liabilities	6,188	8,588
Accrued earnout	3,938	4,000
Income taxes payable	897	555
Current portion of deferred revenue	56,807	52,583

Total current liabilities	69,723	67,876
Long-term liabilities:
Deferred revenue, net of current portion	3,237	3,175
Other long-term liabilities	1,087	817

Total liabilities	74,047	71,868
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 123,000,000 shares authorized and 72,591,764 and 71,658,808 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	73	72
Additional paid-in capital	177,398	165,972
Accumulated other comprehensive income (loss)	237	(1,256)
Accumulated earnings	22,226	10,821

Total stockholders’ equity	199,934	175,609

Total liabilities and stockholders’ equity	$273,981	$247,477

SolarWinds, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share information)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Revenue:
License	$20,380	$17,621
Maintenance and other	22,598	16,704

Total revenue	42,978	34,325
Cost of license revenue	765	355

Cost of maintenance and other revenue	1,721	1,344

Gross profit	40,492	32,626
Operating expenses:
Sales and marketing	11,727	10,249
Research and development	5,038	3,627
General and administrative	6,670	5,321

Total operating expenses	23,435	19,197

Operating income	17,057	13,429
Other income (expense):
Interest income	55	33
Interest expense	—	(783)
Other income (expense)	(306)	48

Total other income (expense)	(251)	(702)

Income before income taxes	16,806	12,727
Income tax expense	5,096	3,790

Net income	$11,710	$8,937

Net income per share:
Basic earnings per share	$0.16	$0.13

Diluted earnings per share	$0.16	$0.12

Weighted shares used to compute net income per share:
Shares used in computation of basic earnings per share	72,368	67,268

Shares used in computation of diluted earnings per share	74,003	72,851

SolarWinds, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

GAAP cost of revenue	2,486	1,699
Stock-based compensation expense and related employer-paid payroll taxes (1)	(53)	(44)
Amortization of intangible assets (2)	(701)	(349)

Non-GAAP cost of revenue	1,732	1,306

GAAP gross profit	40,492	32,626
Stock-based compensation expense and related employer-paid payroll taxes (1)	53	44
Amortization of intangible assets (2)	701	349

Non-GAAP gross profit	41,246	33,019

GAAP gross profit as a % of revenue	94.2%	95.1%
Stock-based compensation expense and related employer-paid payroll taxes as a % of revenue (1)	0.1%	0.1%
Amortization of intangible assets as a % of revenue (2)	1.6%	1.0%

Non-GAAP gross profit as a % of revenue	96.0%	96.2%

GAAP sales and marketing expense	11,727	10,249
Stock-based compensation expense and related employer-paid payroll taxes (1)	(909)	(659)

Non-GAAP sales and marketing expense	10,818	9,590

GAAP research and development expense	5,038	3,627
Stock-based compensation expense and related employer-paid payroll taxes (1)	(470)	(377)

Non-GAAP research and development expense	4,568	3,250

GAAP general and administrative expense	6,670	5,321
Stock-based compensation expense and related employer-paid payroll taxes (1)	(1,428)	(1,442)
Amortization of intangible assets (2)	(471)	(282)
Acquisition related costs (3)	(1,004)	(266)
Public offering costs (4)	—	(19)
Lawsuit settlement costs and related legal fees reimbursements (4)	—	148

Non-GAAP general and administrative expense	3,767	3,460

GAAP operating expense	23,435	19,197
Stock-based compensation expense and related employer-paid payroll taxes (1)	(2,807)	(2,478)
Amortization of intangible assets (2)	(471)	(282)
Acquisition related costs (3)	(1,004)	(266)
Public offering costs (4)	—	(19)
Lawsuit settlement costs and related legal fees reimbursements (4)	—	148

Non-GAAP operating expense	19,153	16,300

GAAP operating income	17,057	13,429
Stock-based compensation expense and related employer-paid payroll taxes (1)	2,860	2,522
Amortization of intangible assets (2)	1,172	631
Acquisition related costs (3)	1,004	266
Public offering costs (4)	—	19
Lawsuit settlement costs and related legal fees (reimbursements) (4)	—	(148)

Non-GAAP operating income	22,093	16,719

GAAP operating margin	39.7%	39.1%
Stock-based compensation expense and related employer-paid payroll taxes as a % of revenue (1)	6.7%	7.3%
Amortization of intangible assets as a % of revenue (2)	2.7%	1.8%
Acquisition related costs as a % of revenue (3)	2.3%	0.8%
Public offering costs as a % of revenue (4)	—	0.1%
Lawsuit settlement costs and related legal fees (reimbursements) as a % of revenue (4)	—	(0.4)%

Non-GAAP operating margin	51.4%	48.7%

GAAP other income (expense), net	(251)	(702)
Debt issuance costs write-off (4)	—	203

Non-GAAP other income (expense), net	(251)	(499)

GAAP income tax expense	5,096	3,790
Income tax effect on non-GAAP exclusions (4)	1,047	884

Non-GAAP income tax expense	6,143	4,674

GAAP net income	11,710	8,937
Stock-based compensation expense and related employer-paid payroll taxes (1)	2,860	2,522
Amortization of intangible assets (2)	1,172	631
Acquisition related costs (3)	1,004	266
Debt issuance costs write-off (4)	—	203
Public offering costs (4)	—	19
Lawsuit settlement costs and related legal fees (reimbursements) (4)	—	(148)
Tax benefits associated with above adjustments (4)	(1,047)	(884)

Non-GAAP net income	15,699	11,546

Non-GAAP diluted earnings per share (5)	0.21	0.16

Weighted average shares used in computing diluted earnings per share	74,003	72,851

GAAP net income as a % of revenue	27.2%	26.0%
Stock-based compensation expense and related employer-paid payroll taxes as a % of revenue (1)	6.7%	7.3%
Amortization of intangible assets as a % of revenue (2)	2.7%	1.8%
Acquisition related costs as a % of revenue (3)	2.3%	0.8%
Debt issuance costs write-offas a % of revenue (4)	—	0.6%
Public offering costs as a % of revenue (4)	—	0.1%
Lawsuit settlement costs and related legal fees (reimbursements) as a % of revenue (4)	—	(0.4)%
Tax benefits associated with above adjustments as a % of revenue (4)	(2.4)%	(2.6)%

Non-GAAP net income as a % of revenue	36.5%	33.6%

(1)	Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information which excludes expenses for stock-based compensation and related employer-paid payroll taxes. We believe the exclusion of these items allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, does not correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and the related employer-paid payroll taxes, management excludes these expenses when analyzing the organization’s business performance.
(2)	Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets. Because of varying fair value amounts of intangible assets, subjective impairment assumptions and the variety of useful lives, which affect the recognition of amortization expense, we believe that the exclusion of amortization expense allows for more accurate comparisons of our operating results to our peer companies. We also exclude amortization of purchased intangible assets associated with our acquisitions. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.
(3)	Acquisition Related Charges. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions (see Note 2 for further discussion); (ii) acquisition related charges such as legal, accounting and advisory fees; (iii) changes in fair value of contingent consideration; and (iv) restructuring costs related to acquisitions. Acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. We believe that providing non-GAAP information for acquisition related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.
(4)	Other Items. We exclude certain other unplanned items which we believe are not indicative of our continuing operations and which amounts and timing are difficult to estimate in advance, including the following, when applicable: (i) write-off of debt issuance costs; (ii) public offering costs; (iii) lawsuit settlement costs and related legal fees, net of related reimbursements from insurance proceeds; (iv) severance costs related to retirement of certain executive officers; and (v) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. Although these events are reflected in our GAAP financials, these transactions which are not indicative of our continuing operations may limit the comparability of our ongoing operations with prior and future periods. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.
(5)	Non-GAAP Net Income Per Share Item. We provide diluted non-GAAP net income per share. The diluted non-GAAP net income per share amount was calculated based on our non-GAAP net income and the weighted-average number of shares outstanding during the reporting period. The diluted non-GAAP income per share included additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

SolarWinds, Inc.

Reconciliation of Free Cash Flow to GAAP Cash Flows From Operating Activities

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Reconciliation of free cash flow to GAAP cash flows from operating activities:
GAAP cash flows from operating activities	$18,866	$15,923
Excess tax benefit from stock-based compensation	3,565	3,883
Purchases of property and equipment	(598)	(582)

Free cash flow	$21,833	$19,224

SolarWinds, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net income	$11,710	$8,937
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,832	1,104
Provision for doubtful accounts	(11)	24
Stock-based compensation expense	2,669	2,321
Deferred taxes	(472)	(680)
Excess tax benefit from stock-based compensation	(3,565)	(3,883)
Other non-cash expenses	110	304
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	(288)	(3,460)
Income taxes receivable	10	100
Prepaid income taxes	—	3,868
Prepaid and other current assets	1,420	(523)
Accounts payable	(278)	(760)
Accrued liabilities	(2,885)	391
Accrued interest payable	—	(14)
Income taxes payable	5,421	4,449
Deferred revenue and other liabilities	3,193	3,745

Net cash provided by operating activities	18,866	15,923

Cash flows from investing activities
Purchases of property and equipment	(598)	(582)
Purchases of intangible assets and other	(108)	(101)
Acquisition of businesses	(23,000)	(28,039)
Earnout payments for acquisitions	(3,743)	—

Net cash used in investing activities	(27,449)	(28,722)

Cash flows from financing activities
Repurchase of common stock	(305)	—
Exercise of stock options	5,193	3,269
Excess tax benefit from stock-based compensation	3,565	3,883
Repayment of long-term debt	—	(19,097)
Repayments of capital lease obligations	—	(7)

Net cash provided by (used in) financing activities	8,453	(11,952)
Effect of exchange rate changes on cash and cash equivalents	1,444	(949)

Net increase (decrease) in cash and cash equivalents	1,314	(25,700)
Cash and cash equivalents
Beginning of period	142,003	129,788

End of period	$143,317	$104,088

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$538

Cash paid (received) for income taxes	$88	$(3,947)

Noncash investing and financing transactions
Accrued earnout	$3,938	$3,743

Stock issued for acquisition	$—	$9,221